As of March 1, 1999




Mr. William P. Ksiazek
11A June Lane
Montvale, NJ 07645


Dear Bill:

This letter, when signed by both of us, sets forth the terms and conditions upon which you will continue to be employed by Sequa Corporation (the "Company"), as follows:

    1. During the term of your employment hereunder, you will work for the Company in an executive capacity and will report to the Executive Vice President, Finance and Administration of the Company and/or to any other individuals designated from time to time by the Company's Board of Directors (the "Board"). You will devote your full attention and expend your best efforts, energies and skills on an exclusive and full time basis, to the business of the Company. The place of employment is the New York metropolitan area.

    2. In full consideration of all of the services to be rendered by you under this Agreement, the Company will pay to you a minimum base salary at the rate of $230,000 per year during the term of your employment hereunder, payable in equal bi-weekly installments. Your base salary may be increased in or about March of each year during the term of your employment hereunder, at the sole discretion of the Board, taking into account, among other things, individual performance and general business conditions. Based upon your performance and at the sole discretion of the Board, you will also be entitled to share in any incentive bonus which the Board decides to pay to its executive officers.

    3. In addition to the foregoing compensation, you shall be entitled, during the term of your employment hereunder, to the following:

           (a) the use of a Company-leased car in accordance with Company policy generally applicable to its executive officers;


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           (b)   to participate in the same, retirement, medical, dental,
insurance and other similar plans and programs that are generally provided by the Company to its employees, in each case in accordance with the terms and subject to the conditions of such plans and programs as in effect from time to time hereafter (including deduction by the Company from your compensation of such amounts as may be necessary for the maintenance of such coverage);

           (c) paid vacations and holidays in accordance with Company policy generally applicable to its executive officers; and

           (d) reimbursement of all authorized, reasonable travel, entertainment and other expenses paid or incurred by you in the performance of your business obligations hereunder, and you shall provide receipts or other appropriate evidence of such expenses as the Company may request from time to time.

    4. All of the foregoing compensation and benefits shall be subject to the payment by you of applicable federal, state and local taxes.

    5.     (a)   The term of your employment hereunder is for a period of three
(3) years from March 1, 1999 to February 28, 2002, subject, however, to earlier termination pursuant to the provisions of subparagraphs 5(b) or (c) below.

           (b) In the event of your death at any time during the term hereof, your employment by the Company shall be deemed to have ceased as of the date of your death without notice to your estate. If, during any twelve (12) month period (not limited to a calendar year), you are absent from your employment or substantially unable to perform such duties as are required of you pursuant to the provisions hereof by reason of illness or other incapacity, or any other cause of whatsoever nature, for more than ninety (90) days in the aggregate, the Company may, upon at least ten (10) days' prior written notice to you (which notice shall fix the date of termination) terminate the term of your employment hereunder. Upon the termination of the term of your employment hereunder as aforesaid, the Company shall be relieved of any and all further obligations to you arising out of this Agreement, except for benefits available to you under the Company's retirement plan, savings plan, disability program, if applicable, and any accrued and unpaid salary and vacation benefits, and authorized expenses.

           (c) The Company shall have the right at any time to terminate your employment hereunder for Due Cause, which termination shall be effective immediately upon the issuance by the Company of written notice to you. For the purposes of this Agreement, "Due Cause" shall mean (i) the intentional refusal (except by reason of incapacity due to physical or mental illness or disability) by you to devote your entire business time to the

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performance of your duties hereunder as provided in Section 1 above, (ii) a breach by you of the provisions of Exhibit A annexed hereto, (iii) your conviction (including a conviction on a nolo contendere plea) of a felony,
(iv) your theft or misappropriation of Company assets,

(v) any willful, intentional or grossly negligent act by you having the effect of injuring the reputation or business of the Company, or (vi) your repeated or continued failure, neglect or refusal to perform your duties as an employee of the Company.

    6. Concurrently with the execution of this Agreement, you are executing the Company's Trade Secret Employment Agreement (a copy of which is annexed hereto as Exhibit A) and hereby agree to be bound by the terms thereof, all of which are incorporated into and made a part of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or contained in the Trade Secret Employment Agreement, in the event of a conflict or discrepancy between the terms of this Agreement and the terms of the Trade Secret Employment Agreement, the terms of this Agreement shall control.

    7. You have represented that you have no agreement with or obligations to others in conflict with this Agreement. There are no representations, warranties, provisions or undertakings other than those contained in this Agreement (including Exhibit A). This Agreement (including Exhibit A) constitutes the entire agreement between you and the Company regarding your employment by the Company. This Agreement cannot be changed or modified except in writing duly signed by each of us. This Agreement and your rights and obligations hereunder may not be assigned or otherwise transferred by you.

    8. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely in such State.

    9. This Agreement contains the entire Agreement between the parties hereto. All previous Agreements between you and Sequa Corporation are hereby cancelled and of no further force or effect.




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     If the foregoing is in accordance with your understanding of the terms of your employment by the Company, please sign and return to the undersigned the enclosed duplicate of this letter. Upon our receipt of such fully executed copy, this shall become a binding agreement between us.

                                SEQUA CORPORATION




By:__________________________________________
                                        Gerald S. Gutterman
                                        Executive Vice President, Finance &
Administration

/ar
Attachment (Exhibit A)


ACCEPTED AND AGREED TO:



____________________________ Date:_________________
William P. Ksiazek